[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed.

EXHIBIT 6.22

Settlement Agreement and Release of Claims

This Settlement Agreement and Release of Claims (the “Agreement”) is entered into by and between Plaintiffs MUSE BRANDS LLC, RAIMUNDO FAVACHO, and PATRICIA EBNER (together, “Plaintiffs”) and DOUG CHLOUPEK and JUVA LIFE, INC. (together, “Defendants”), each a “party” and collectively, the “parties.”

RECITALS

This Agreement is made with reference to the following recitals:

A.

WHEREAS, Plaintiffs filed a complaint in Alameda Superior Court against defendants (Muse, et al. v. Chloupek, et al., Case No. RG 19044884), alleging that Defendants used their work product for which work Defendants were not paid; and

B.

WHEREAS, Defendants deny the validity of Plaintiff’s claims and deny that they are subject to any liability, and further specifically deny that they committed any act or omission at any time that in any way violated or violates Plaintiffs’ legal rights; and

C.

WHEREAS, the parties wish to resolve and settle their differences, disagreements, and disputes that exist or may exist among them based upon any and all dealings with each other at any time prior to execution of this Agreement without resort to further litigation. Each party hereto denies any wrongdoing, illegal conduct, or liability whatsoever on its, his, or her part, but nevertheless has concluded that it is best to settle these disputes on the terms set forth herein; and

D.	WHEREAS, the parties appeared at the judicially-supervised Mandatory Settlement Conference on April 19, 2022, and the parties reached Agreement on a complete resolution of the case.

E.

WHEREAS, the parties represent that they have been advised about the Agreement by their respective counsel, or have been offered the opportunity to receive such advice, are competent to enter into it, fully understand its terms and consequences, and enter into it knowingly and voluntarily, and with authority to do so.

NOW THEREFORE, based on the foregoing, the parties agree as follows:

1.

The Agreement is entered into in connection with the compromise and settlement of disputed legal claims arising from Defendants’ alleged use of Defendants’ work product. Neither the Agreement nor any action or acts taken in connection with the Agreement or pursuant to it will constitute an admission by any person or entity of any violation of law, nor will it constitute or be construed as an admission of any wrongdoing whatsoever.

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2.

In consideration for Plaintiffs’ release of any claims against Defendants arising from any act or omission up through the date of execution of this Agreement, Defendants, jointly and severally, agree to pay MUSE the sum of $40,000, payable as follows:

a.	$ 15,000 no later than June 24, 2022; and
b.	$1,562.50 by the 5th day of each of the succeeding sixteen (16) months until paid in full. There shall be no early payment penalty.
c.	The indebtedness shall be secured by the Stipulation for Entry of Judgment. Exhibit A hereto which is incorporated herein by reference.

3.	These payments will be made by wire transfer to Muse Brands, LLC as follows:

a.	Bank of America
b.	Reference Account number: [***]
c.	ABA Routing number: [***]

4.

In exchange for the promises of Defendants made herein, Plaintiffs, on behalf of themselves and each of their representatives, agents, heirs and assigns, releases and discharges Doug Chloupek, individually, and Juva Life, Inc. as well as its predecessors, successors, former, current or future partners, owners, officers, employees, representatives, agents, fiduciaries, attorneys, directors, shareholders, insurers, parents, affiliates, benefit plans, successors, heirs, assigns, and all persons acting by, through, under or in concert with them, and each of them, from any and all claims, liabilities or obligations of every kind and nature, including but not limited to charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, whether in law or in equity, whether now known or unknown, suspected or unsuspected, which Plaintiffs ever had or now have against Defendants whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the litigation or any other matter between the parties.

5.

Plaintiffs acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by it to exist and represents that, by means of the release set forth in paragraph 4 above, it is nonetheless Plaintiffs’ intention to fully settle and release all such claims, whether known or unknown. Plaintiffs therefore expressly waive the protection of California Civil Code section 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

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6.

Plaintiffs agree never to commence or prosecute any action against Defendants, or any of the other parties identified in paragraph 4 above, based in whole or in part upon any of the claims described in paragraph 4 above.

7.

All parties agree that all parties shall be responsible for their own court costs, attorneys’ fees, medical liens, attorneys’ liens, if any, and all their own litigation expenses of any kind whatsoever unless otherwise expressly stated herein.

8.	Confidentiality. All parties agree to mutual confidentiality of this Agreement, including each and every term of the Agreement and the settlement payment amount.
9.	Non-Disparagement. The parties shall not make and/or publish any derogatory or adverse statement about the other party, except as may be required by law such as in legally- commanded testimony.
10.	The Agreement will inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties to it.
11.

With the exception of Exhibit A, the Stipulation for Entry of Judgment , which is part of this Agreement, this Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes any prior or contemporaneous negotiations, representations, agreements and understandings of the parties with respect to such matters, whether written or oral. The parties acknowledge that they have not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement. Parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary to or in addition to the terms and conditions contained in the Agreement.

12.

The Agreement will in all respects be interpreted, enforced and governed by and under the laws of the state of California. In interpreting the language of the Agreement, all parties to the Agreement shall be treated as having drafted the Agreement after meaningful negotiations.

13.	If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.
14.

The Superior Court of the State of California in and for the County of Alameda shall retain jurisdiction pursuant to Code of Civil Procedure § 664.6 over this matter to enforce the settlement in the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter. Any litigation arising out of a dispute concerning the Agreement shall be litigated in the Superior Court of California, County of Alameda. The parties agree to venue in that jurisdiction for all such disputes concerning this Agreement.

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15.

This Agreement may be executed in counterpart, and has the same force and effect as if all signatures were obtained in one document. A fax or scanned signature shall have the same force and effect as an ink original signature.

MUSE BRANDS, LLC		JUVA LIFE, INC.

By:	/s/ Raimundo Favacho	By:	/s/ Doug Chloupek

Name:	Raimundo Favacho	Name:	Doug Chloupek

/s/ Raimundo Favacho		/s/ Doug Chloupek
RAIMUNDO FAVACHO, individually		DOUGLAS CHLOUPEK, individually

/s/ Patricia Ebner
PATRICIA EBNER, individually

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